Exhibit 10.69
ANDEAVOR
EXECUTIVE DEFERRED COMPENSATION PLAN
ARTICLE I
GENERAL PROVISIONS
1.1    Establishment and Purpose.
WHEREAS, Tesoro Corporation (the "Company") previously established the Tesoro Corporation Executive Deferred Compensation Plan (the "Plan"), as amended, primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Company and its Subsidiaries so as to provide benefits comparable to those not provided under the Andeavor 401(k) Plan (previously known as the “Tesoro Corporation Thrift Plan”) due to salary and deferral limitations imposed under the Code;
WHEREAS, the Plan is intended to qualify as a "top hat" plan under Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA; and
WHEREAS, the Company previously amended and restated the Plan, effective January 1, 2009, to comply with Regulations under Section 409A of the Code and to clarify certain provisions of the Plan relating to Supplemental Discretionary Awards;
WHEREAS, the Company most recently amended and restated the Plan, effective January 1, 2016 to incorporate Amendments No.1-4 and to effectuate certain design changes, effective for contributions made to the Plan on account of a Participant’s service on or after January 1, 2016;
WHEREAS, the Company desires to amend and restate the Plan, effective August 1, 2017, to incorporate prior amendments, to reflect a change in the name of the Company and to make such changes as are deemed appropriate;
NOW, THEREFORE, the Company adopts this amended and restated Andeavor Executive Deferred Compensation Plan, effective August 1, 2017, as follows:
1.2    Definitions.
"Affiliate" means each entity that would be considered a single employer with the Company under Section 414(b) or Section 414(c) of the Code, except that the phrase "at least 50%" shall be substituted for the phrase "at least 80%" as used therein.
"Aggregated Plan" means all agreements, methods, programs and other arrangements that are aggregated with this Plan under Section 1.409A-1(c) of the Regulations.
"Beneficiary" means the person or persons designated by a Participant as his beneficiary hereunder in accordance with the provisions of Article V.

"Board" means the Board of Directors of the Company.
"Bonus Compensation" means, as determined in the sole discretion of the Committee, such annual bonus or other bonus paid to a Participant including, but not limited to, executive bonus and long-term incentive bonus, but excluding special compensation, bonuses paid because of service overseas, expense allowances, all other extraordinary compensation, and, except as permitted with the prior written consent of the Committee, excluding Sign-On Bonus and Retention Bonus. For the avoidance of doubt, the Committee shall have the sole discretion to determine at any time which types of Bonus Compensation are deferrable under the Plan.
"Chief Executive Officer" means the Chief Executive Officer of the Company.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Committee" means the Employee Benefits Committee appointed by the Compensation Committee of the Board, or such other committee designated by the Compensation Committee of the Board to discharge the duties of the Committee hereunder.
"Company" means, prior to August 1, 2017, Tesoro Corporation, a Delaware corporation and, effective August 1, 2017, Andeavor, a Delaware corporation, or any successor thereto.
"Company Matching Contribution" means the employer matching contributions allocated to the Participant's account under the Qualified Plan for the Plan Year.
"Compensation" shall, unless otherwise determined by the Committee, for purposes of Sections 2.1 and 2.2 of the Plan, have the meaning assigned thereto in the Qualified Plan (determined without regard to any limits imposed on Compensation by the Code, but including amounts voluntarily deferred under the terms of this Plan and any 401(k) deferrals under the Qualified Plan) and shall, as applicable, include Bonus Compensation.
"Corporate Change in Control" means (i) there shall be consummated (A) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which shares of Company's Common Stock would be converted into cash, securities or other property, other than a merger of Company where a majority of the board of directors of the surviving corporation are, and for a one-year period after the merger continue to be, persons who were directors of Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Company, or (ii) the shareholders of Company shall approve any plan or proposal for the liquidation or dissolution of Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Company or a Subsidiary or any employee benefit plan sponsored by Company or a Subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Company representing 35 percent or more of the combined voting power of Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one-year thereafter, individuals who immediately prior to the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board for election by Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
"Deferral Account" means the bookkeeping account(s) established on behalf of a Participant to track the Participant's supplemental benefits as described in Article II hereof. A Deferral Account can refer to either a Termination Account or Specified Date Account as defined herein.
"Deferral Election" means an election by a Participant to defer Compensation in accordance with the provisions of Section 2.1 of the Plan, including an election as to the Distribution Date and Distribution Option.
"Deferrals" shall have the meaning ascribed thereto in Section 2.1(b) hereof.
"Disability" means disability as determined under the Pension Plan.
"Disability Date" means the date on which a Participant's Separation from Service due to Disability occurs.
"Distribution Date" means the date on which distribution of the applicable portion of a Participant's Deferral Account (other than the portion, if any, of such Deferral Account that is attributable to Supplemental Discretionary Awards) is to commence. Distribution Dates are determined according to each Participant's Deferral Elections for each Deferral Account or as otherwise provided under the terms of the Plan.
"Distribution Option" means the form in which distribution of the applicable portion of a Participant's Deferral Account (other than the portion, if any, of such Participant's Deferral Account that is attributable to Supplemental Discretionary Awards) is to be made. Distribution Options are determined according to each Participant's Deferral Elections for each Plan Year or as otherwise provided under the terms of the Plan.
"Earnings" shall have the meaning ascribed thereto in Section 2.4(b) of the Plan.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“409A Change in Control” means any of the following events: (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company.
For purposes of this definition, a change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Company . A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.
An event constitutes a 409A Change in Control with respect to a Participant only if the Participant performs services for the Company that has experienced the 409A Change in Control, or the Participant’s relationship to the affected Company otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).
The determination as to the occurrence of a 409A Change in Control shall be based on objective facts and in accordance with the requirements of Section 409A of the Code.
"Insolvency" means, with respect to the Company: (1) an adjudication of bankruptcy; (2) an assignment for the benefit of creditors of or by the Company; (3) a material part or all of the property of the Company becomes subject to the control and direction of a receiver, which receivership is not dismissed within sixty (60) days of such receiver's appointment; or (4) the filing by the Company of a petition for relief under any federal or other bankruptcy or other insolvency law or for an arrangement with creditors.
"Participant" means any employee who has satisfied the eligibility requirements set forth in Section 1.4 of the Plan and has a credit to a Deferral Account or has completed a Deferral Election.
"Pension Plan" means, prior to August 1, 2017, the Tesoro Corporation Retirement Plan, as amended, and, effective August 1, 2017, the Andeavor Pension Plan, as amended.
"Performance-Based Compensation" means the total amounts payable to a Participant as remuneration based upon the Participant's performance of services for the Company over a period of not less than twelve (12) months, the payment of which or the amount of which is contingent on the satisfaction of established organizational or individual performance criteria, and that otherwise meets the definition of "performance-based compensation", as that term is defined in Section 1.409A-2(a)(7) of the Regulations. For these purposes, Performance-Based Compensation shall be based upon criteria established no later than 90 days following commencement of the applicable performance period.

"Person" means any individual, corporation, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
"Plan Year" means the twelve-month period beginning each January 1.
"Qualified Plan" means, prior to August 1, 2017, the Tesoro Corporation Thrift Plan, as amended and, effective August 1, 2017, the Andeavor 401(k) Plan, as amended.
"Regulations" means the Treasury Regulations promulgated under the Code.
“Retention Bonus” means a cash-based award outside of an employee's regular compensation that is offered as an incentive to keep such employee on the job during a particularly important business cycle (such as a merger or acquisition).
"Separation from Service" means a reasonably anticipated permanent reduction in the level of bona fide services performed by the Participant for the Company and its Affiliates to 20% or less of the average level of bona fide services performed by the Participant for the Company and its Affiliates (whether as an employee or an independent contractor) in the immediately preceding thirty-six (36) months (or the full period of service to the Company and its Affiliates if the Participant has been providing services to the Company and its Affiliates for fewer than thirty-six (36) months). The determination of whether a Separation from Service has occurred shall be made by the Committee in accordance with the provisions of Section 409A of the Code and the Regulations promulgated thereunder.
“Sign-On Bonus” means a cash-based award that is payable to an eligible individual pursuant to the terms and conditions of such individual’s offer of employment to induce him or her to become an employee of the Company, or any similar item of compensation.
“Specified Date Account” means a Deferral Account established by the Committee to record the amounts payable to a Participant at a future date as specified in such Participant’s Deferral Election or, as applicable, pursuant to a Supplemental Discretionary Award. Unless otherwise permitted by the Committee, a Participant may maintain no more than five Specified Date Accounts. A Specified Date Account may be identified herein and in enrollment materials as an “In-Service Account”, “Fixed Date Account” or such other name as established by the Committee without affecting the meaning thereof.
"Subsidiary" means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee.
"Supplemental Discretionary Award" means a discretionary amount, if any, credited to a Participant's Deferral Account pursuant to Section 2.2(b).

“Supplemental Discretionary Profit Sharing Award” means a discretionary amount, if any, credited to a Participant’s Deferral Account pursuant to Section 2.2(c).
"Supplemental Match" means an amount credited to the Participant's Deferral Account pursuant to Section 2.2(a).
“Termination Account” means a Deferral Account established by the Committee to record the amounts payable to a Participant upon Separation from Service. Unless a Specified Date Account has been established by or on behalf of a Participant, all Deferrals and Company contributions shall be allocated to a Termination Account on behalf of the Participant.
"Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as determined under Section 152 of the Code, but without regard to subsections (b)(1), (b)(2) and (d)(1)(B) of Section 152) of the Participant, loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
1.3    Administration.
(a)    The Committee shall administer the Plan and have sole and absolute authority and discretion to decide all matters relating to the administration of the Plan, including, without limitation, determining the rights and status of Participants or their Beneficiaries under the Plan. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan. The Committee's determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
(b)    The Committee may delegate such of its powers and authority under the Plan to the Company's officers or such other person(s) as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers or such other person(s) as it relates to those aspects of the Plan that have been delegated.
(c)    Any action taken by the Committee with respect to the rights or benefits under the Plan of any Participant shall be subject to correction by the Committee as to payments not yet made to such person, and acceptance of any deferred compensation benefits under the Plan constitutes acceptance of and agreement to the Committee's or the Company's making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him.

(d)    Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the Regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the Regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
1.4    Eligibility and Participation.
(a)    Participation in the Plan is limited to those individuals who are eligible to participate in the Qualified Plan and are within the category of a select group of management and highly compensated employees as referred to in Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA, and who are within those classifications of officers and key management employees of the Company and its Subsidiaries as determined in the sole discretion of the Compensation Committee of the Board for each Plan Year. Plan eligibility for new participants shall commence as of the first day of the Plan Year or the first day of the 7th month of the Plan Year (each, a "semi-annual entry date") as determined by the Compensation Committee of the Board. Employees hired, promoted or reclassified to a category of officer and key management employees of the Company and/or its Subsidiaries eligible for participation shall become eligible as of the semi-annual entry date determined by the Compensation Committee of the Board. A newly eligible Participant shall make his or her Deferral Elections within the designated time periods as set forth in Section 2.1 hereof.
(b)    A Participant shall cease to be a Participant upon receiving payment for the full amount of benefits to which the Participant is entitled under the Plan. A Participant who becomes ineligible to participate based on eligibility status as determined pursuant to Section 1.4(a) of this Plan shall become an ineligible Participant at the time determined by the Committee. Once a Participant is no longer eligible to actively participate in the Plan, he shall not be entitled to defer Compensation pursuant to Section 2.1 or receive a Supplemental Match, Supplemental Discretionary Profit Sharing Award or Supplemental Discretionary Award (except to the extent otherwise provided in an Award Agreement) under Section 2.2.
ARTICLE II
SUPPLEMENTAL BENEFITS
2.1    Supplemental Deferral Elections.
(a)    Each Participant shall be eligible to elect to defer Compensation under the Plan with respect to a Plan Year in accordance with the terms of the Plan and the rules and procedures established by the Committee. Deferral Elections under the Plan are entirely voluntary and, with respect to the Plan Year to which they relate, following the end of the election period established under Section 2.1(b), are irrevocable, except as provided in Sections 2.1(e) and 3.5 hereof.

(b)    A Participant may make a Deferral Election by filing a written or electronic election with the Committee or its designee directing the Company to reduce the Participant's Compensation, including as applicable, Bonus Compensation and to credit the amount of any such reduction (the "Deferrals") to the Deferral Account established and maintained for such Participant pursuant to Section 2.4 of the Plan. Each Deferral Election shall specify whether to allocate Deferrals to a Termination Account or one or more Specified Date Accounts (and if no such designation is made, Deferrals shall automatically be allocated to the Termination Account). Each Deferral Election shall be partitioned for each available deferral source (e.g. salary and each type of bonus). The Committee may, in its sole discretion, establish a minimum deferral period for the establishment of a Specified Date Account (e.g. the third Plan Year following the year that the Deferral is allocated to such account). Deferral Elections hereunder shall be made in accordance with the terms of the Plan and the rules established by the Committee and, except as provided below, must be filed not later than December 31 of the calendar year preceding the Plan Year to which the election relates (or at such earlier times as may be established by the Committee) (such period established by the Committee on an annual basis shall be the “Annual Enrollment Period”). With regard to Performance-Based Compensation, such Deferral Elections shall initially be permitted to be made in the Annual Enrollment Period preceding the Plan Year(s) to which such election relates and subsequently may be changed, elected or withdrawn on or before June 30 of the calendar year that coincides with the applicable performance period in accordance with Section 409A of the Code and the Regulations. A Participant may revoke or modify such election up until the end of the election period established by the Committee under this Section 2.1(b). Notwithstanding the preceding, for the first Plan Year in which a Participant is eligible to participate in the Plan, a Participant's initial Deferral Election may be made within thirty (30) days after the date the Participant becomes eligible to participate in the Plan and shall apply only to Compensation and Bonus Compensation paid for services to be performed after the election for such Plan Year in accordance with Section 409A of the Code. Unless otherwise determined by the Committee, a Deferral Election must be filed each Plan Year, and will not carry over from Plan Year to Plan Year.
(c)    Deferrals shall be credited to each Participant's Deferral Account at such time or times as determined by the Committee; provided, however, that Deferrals shall be credited to each Participant's Deferral Account not later than thirty (30) days after the date on which such Compensation would have otherwise been paid, without regard to whether or not the Participant has reached the limit on 401(k) deferrals under the Qualified Plan. Deferrals shall be deemed to be invested in accordance with a Participant's investment designations as permitted under Section 2.4(b).
(d)    Unless otherwise determined by the Committee, a Participant may elect to defer up to 50% of Compensation (exclusive of Bonus Compensation) and up to 100% of Bonus Compensation payable to the Participant. Notwithstanding the foregoing, the Committee may implement additional conditions with respect to a Participant’s Deferral Election, including but not limited to applying deferral percentages only to amounts in excess of certain thresholds.

(e)    Notwithstanding the foregoing and unless otherwise determined by the Committee, a Deferral Election shall automatically terminate on the earliest to occur of: (1) the end of the Plan Year to which the Deferral Election applies; (2) the termination of a Participant's employment for any reason; (3) the Committee's determination that the Participant is no longer eligible to participate in the Plan; or (4) the termination or discontinuance of the Plan.
(f)    Each Participant shall at all times be vested in the portion of his Deferral Account attributable to Deferrals, including Earnings thereon.

2.2	Supplemental Match, Discretionary Profit Sharing Awards and Discretionary Awards.
(a)    With respect to each Plan Year and to the extent provided under this Section 2.2, the Company shall credit a supplemental matching award ("Supplemental Match") to each eligible Participant's Deferral Account. The Supplemental Match shall be in such percentage of the Participants’ Compensation (excluding Bonus Compensation) deferred under this Plan as shall be determined by the Compensation Committee of the Board in its sole discretion from year to year. The Supplemental Match shall apply to each Participant as of the first payroll period during the Plan Year in which such Participant’s Compensation (including Bonus Compensation) exceeds the limitations imposed under Section 401(a)(17) of the Code and shall be credited to the Participant’s Deferral Account for such payroll period and each subsequent payroll period during the Plan Year in which the Participant is eligible for the Supplemental Match. The Supplemental Match shall be credited to such Participant’s Termination Account or, as applicable, Specified Date Account (determined by the Deferral Election of such Participant for the Deferral to which such Supplemental Match relates) within thirty (30) days of such Deferral (recognizing that the Supplemental Match relates only to Deferrals of Compensation exceeding the statutory limit set forth above.
Those Participants eligible to participate in the Company's Executive Security Plan, or who, through the terms of an individual employment agreement have an entitlement to supplemental retirement benefits, shall not be eligible to participate in the Supplemental Match. In the event a Participant subsequently loses eligibility to participate in the Executive Security Plan or his employment agreement is amended to eliminate supplemental retirement benefits, such Participant shall regain eligibility to share in the Supplemental Match for that portion of the Plan Year following such Participant's loss of eligibility to participate in the Executive Security Plan or elimination of supplemental retirement benefits as set forth herein. Participants who become eligible for participation in the Executive Security Plan, or who are granted supplemental retirement benefits through an individual employment agreement will be allowed to retain the Supplemental Match contributed up to such eligibility, subject to the normal vesting provisions in Section 2.2(e).
(b)    With respect to any Plan Year and to the extent provided under this Section 2.2, the Company may credit a Supplemental Discretionary Award (the "Supplemental Discretionary Award") to any eligible Participant's Deferral Account. The determination of a Participant to whom such Supplemental Discretionary Award applies, as well as the amount of such award, if any, shall be in the sole discretion of the Chief Executive Officer, pursuant to an agreement between the Company and such Participant (the "Award Agreement"), provided, however, that deferrals of Supplemental Discretionary Awards may be negotiated with a Participant prior to the date the Participant has a legally binding right to such award. A Supplemental Discretionary Award shall be credited to a Participant’s Termination Account or, as applicable, Specified Date Account in accordance with the provisions of the applicable Award Agreement.
(c)    With respect to any Plan Year for which the Company makes a profit sharing contribution to the Qualified Plan and for which a Participant has Compensation (including Bonus Compensation) that exceeds the limitations imposed under Section 401(a)(17) of the Code, to the extent provided under this Section 2.2, the Company may credit to such Participant’s Deferral Account a discretionary profit sharing award. Such award, if any, shall be a percentage of such excess compensation that may or may not be equal to the percentage of compensation contributed for such Plan Year as a profit sharing contribution on behalf of participants in the Qualified Plan. Further, for any Plan Year in which a Participant is not able to receive the entire allocation to which such Participant would otherwise be entitled under the terms of the Qualified Plan due solely to the limitations of Section 415 of the Code, the Company may credit to such Participant’s Deferral Account the amount by which such Participant’s allocation to the Qualified Plan would otherwise exceed the limits of Section 415 for such Plan Year. Amounts, if any, credited under this section 2.2(c) shall be “Supplemental Discretionary Profit Sharing Awards”. Supplemental Discretionary Profit Sharing Awards, if any, will be credited to the Participant's Termination Account or, as applicable, Specified Date Account in accordance with the Deferral Election of such Participant for the Plan Year to which such Supplemental Discretionary Profit Sharing Award relates.
(d)    Supplemental Match, Supplemental Discretionary Awards, and Supplemental Discretionary Profit Sharing Awards shall be credited to a Participant’s Termination Account or, as applicable, Specified Date Account as provided above and shall be deemed invested in the same manner in which the remainder of such account is deemed to be invested under Section 2.4(b).
(e)    Subject to Section 2.3 and Exhibit 1 hereof, each Participant shall vest in the portion of his Deferral Account attributable to a Supplemental Match upon the completion of three (3) years of service and to that portion of his Deferral Account attributable to a Supplemental Discretionary Profit Sharing Award upon the completion of one (1) year of service. Years of service shall be determined in accordance with the methodology set forth in the Qualified Plan for determining years of service for vesting purposes thereunder. Each Participant shall vest in that portion of his Deferral Account attributable to a Supplemental Discretionary Award in accordance with the provisions of the Award Agreement pursuant to which such Supplemental Discretionary Award is credited.

2.3    Change in Control.
In the event of a Corporate Change in Control, the portion of a Participant's Deferral Account attributable to any Supplemental Match, Supplemental Discretionary Profit Sharing Award, and any Supplemental Discretionary Award shall become fully vested. A Corporate Change in Control is not an event which triggers an automatic distribution of benefits.
2.4    Deferral Accounts/Earnings.
(a)    Unless otherwise determined by the Committee, the Company shall maintain on behalf of each Participant separate Deferral Account(s), which shall consist of a Termination Account and, as applicable, Specified Date Accounts up to the maximum permitted under this Plan.
(b)    The Participant's Termination Account and, as applicable, Specified Date Accounts shall be adjusted by an amount equal to the amount that would have been earned (or lost) if the Deferrals of such Participant and Company contributions credited on behalf of such Participant under this Plan had been invested in hypothetical investments designated by the Participant from time to time, based on a list of hypothetical investments provided by the Committee from time to time (such hypothetical earnings or losses shall be referred to as "Earnings"); provided, however, in no event shall the common stock of the Company or any Subsidiary ever constitute a hypothetical investment maintained under the Plan. The Participant shall designate the investments used to measure Earnings from the list of authorized investments provided by the Committee by completing the appropriate form (or electronically via the website made available for such purpose) or in such other manner as the Committee may designate from time to time. The Participant may change such designations at such times as are permitted by the Committee, provided that the Participant shall be entitled to change such designations at least quarterly. Earnings shall be credited to the Participant's Deferral Account at least annually (or more frequently at the discretion of the Committee). Earnings shall be credited to a Deferral Account until all payments with respect to such account have been made under this Plan. Neither the Company nor the Committee shall act as a guarantor, or be liable or otherwise responsible for the investment performance of the designated investments (including any losses sustained by a Participant) with respect to a Participant's Deferral Account.
(c)    Each Participant shall be vested in his Deferral Account balances in accordance with the vesting designated in Sections 2.1(f), 2.2(e) and 2.3 hereof, or, as applicable, pursuant to Exhibit 1.
ARTICLE III
DISTRIBUTIONS
3.1    Termination Account Distribution Dates.
Except in the event of death or a Separation from Service due to Disability, distributions of a Participant’s Termination Account upon such Participant’s Separation from Service shall be made or, as applicable, commence on (i) the first business day of the January immediately following such Separation from Service or (ii) if later, the first business day of the seventh month following the month in which such Separation from Service occurs. Notwithstanding the foregoing, distribution of that portion of a Participant's Termination Account that is attributable to Supplemental Discretionary Awards shall be made at such time as may be designated and set forth in the Award Agreement pursuant to which such Supplemental Discretionary Award is credited. Each distribution shall be valued as of the last business day of the month immediately preceding the month in which such distribution occurs.
3.2    Termination Account Distribution Option/Manner of Payment.
The Distribution Option for a Participant’s Termination Account shall be determined in accordance with such election procedures as are established by the Committee and distributions shall, in accordance with such Participant’s Deferral Election, be paid in the form of a lump sum or in installments over a period of 2-to-15 years; provided, however, that the Distribution Option must be established at the time of such Participant's Deferral Election, in accordance with the requirements of Section 2.1 hereof, and must be in a form acceptable to the Committee as determined from time to time. Notwithstanding the preceding provisions of this Section 3.2, if a Participant fails to designate a form of distribution, or if the balance in the Participant's Deferral Account(s) in the aggregate is less than $100,000 at such Participant’s Separation from Service, the distribution will be paid in the form of a lump sum regardless of the Participant's Deferral Election. Notwithstanding the foregoing, distribution of that portion of a Participant's Termination Account that is attributable to Supplemental Discretionary Awards shall be made in such manner as may be designated and set forth in the Award Agreement pursuant to which such Supplemental Discretionary Award is credited. All payments under the Plan shall be made in cash.
3.3    Specified Date Account Distribution Dates.
Distribution Dates for a Participant's Specified Date Account(s) shall be established and determined in accordance with the Participant's Deferral Elections. A Participant must choose a designated Distribution Date for each Specified Date Account among the following: (i) benefits to be paid or, as applicable, commence on the designated Distribution Date regardless of whether such Participant’s employment status with the Company or any Affiliate (a “Future Date Account”) or (ii) benefits to be paid or, as applicable, commence at the earlier of the designated Distribution Date or such Participant’s Separation from Service (an “In-Service Account”). Notwithstanding the foregoing, distribution of that portion of a Participant's Specified Date Account that is attributable to Supplemental Discretionary Awards shall be made at such time as may be designated and set forth in the Award Agreement pursuant to which such Supplemental Discretionary Award is credited. Payment of each Specified Date Account will be made or, as applicable, commence on the first business day of the month immediately following the month in which the Distribution Date or, as applicable, the date set forth in the Award Agreement occurs and shall be valued as of the last business day of the month immediately preceding the month in which such distribution occurs.
With respect to a Future Date Account, the vested portion of such account will be paid only in accordance with the Distribution Date elected by the Participant or, as applicable, the date set forth in the Award Agreement, notwithstanding any intervening Separation from Service of such Participant prior to such Distribution Date.
With respect to an In-Service Account, the vested portion of such account will be paid or, as applicable, commence in accordance with the Distribution Date elected by the Participant or, as applicable, the date set forth in the Award Agreement, unless there is an intervening Separation from Service of such Participant prior to the commencement of the distribution of such In-Service Account, in which case, such In-Service Account shall be paid at the same time as such Participant’s Termination Account.
Any Specified Date Account of a Participant for which distribution has commenced prior to such Participant’s Separation from Service shall continue distributions in the manner originally elected by the Participant for such account, or, as applicable, set forth in such Participant’s Award Agreement, notwithstanding any subsequent Separation from Service of such Participant.
3.4    Specified Date Account Distribution Option/Manner of Payment.
Subject to Section 3.3, a Participant’s Distribution Option for a Specified Date Account shall be determined in accordance with such election procedures as are established by the Committee and distributions shall, in accordance with such Participant’s Deferral Election, be paid in the form of a lump sum or in installments over a period of 2-to-5 years; provided, however, that the Distribution Option must be established at the time of the Participant's Deferral Election, in accordance with the requirements of Section 2.1 hereof, and must be in a form acceptable to the Committee as determined from time to time. Notwithstanding the preceding provisions of this Section 3.4, if a Participant fails to designate a form of distribution, or if the balance in the Participant's Deferral Account(s) in the aggregate is less than $100,000 at such Participant’s Separation from Service, the distribution will be paid in the form of a lump sum regardless of the Participant's Deferral Election. Notwithstanding the foregoing, distribution of that portion of a Participant's Specified Date Account that is attributable to Supplemental Discretionary Awards shall be made in such manner as may be designated and set forth in the Award Agreement pursuant to which such Supplemental Discretionary Award is credited. All payments under the Plan shall be made in cash.
3.5    Modification of Distribution Elections.
A Participant may elect to delay any Distribution Date or change the Distribution Option associated with the Deferral Account previously designated by the Participant in one or more Deferral Elections pursuant to this Article III; provided, however, that: (1) the Participant must file an election designating the new Distribution Date and Distribution Option at least one year prior to the first scheduled payment under the Distribution Date previously designated; (2) the new election must also provide that the new Distribution Date be a minimum of five years later than the existing Distribution Date; and (3) any such election shall be made in accordance with such rules and procedures as are established by the Committee and shall not take effect for at least twelve (12) months after the date on which such election is made.

3.6    Separation from Service.
Notwithstanding the foregoing provisions, in the event of a Participant's Separation from Service for any reason other than death or Disability, the Participant will receive a payment of all vested amounts credited to the Participant's Deferral Accounts (other than Future Date Accounts and In-Service Accounts that have commenced distribution) as elected by the Participant pursuant to Section 3.2, subject to any modifications elected by the Participant pursuant to Section 3.5, or as otherwise provided in Section 3.2 hereof. Any portion of a Participant's Deferral Account attributable to a Supplemental Match, Supplemental Discretionary Profit Sharing Award, or a Supplemental Discretionary Award that is not vested on the date of such Participant's Separation from Service shall be forfeited by the Participant should he or she fail to satisfy the vesting conditions of Sections 2.1(f), 2.2(e) or 2.3. Such forfeited amount shall revert to the Company and shall remain a general corporate asset to be used for any purpose determined by the Company.
3.7    Death.
Notwithstanding the foregoing provisions, the Beneficiary or Beneficiaries of a Participant shall be entitled to receive the entire amount credited to such Participant's Deferral Accounts (including all Specified Date Accounts) at the time of such Participant's death, valued as of the last business day of the month in which such Participant’s death occurred. Any unvested amounts remaining in such Participant's Deferral Accounts shall immediately become fully vested upon the Participant's death. The value of the Participant's Deferral Accounts will be paid to the Participant's Beneficiary, including the Participant's estate if designated as the Beneficiary, in a lump sum within ninety (90) days following the Participant's death. The Participant shall designate his Beneficiary in accordance with the provisions of Article V hereof.
3.8    Disability.
Notwithstanding the foregoing provisions, in the event of Disability, a Participant shall continue to accrue vesting service until fully vested in his Deferral Accounts or, if earlier, until his Disability Date. The Participant will receive a payment of all vested amounts credited to such Participant's Deferral Accounts (including all Specified Date Accounts) as of his Disability Date, in the manner provided in his Deferral Election (or, as applicable Award Agreement) or, if earlier, on his Distribution Date. Any portion of a Participant's Deferral Account attributable to a Supplemental Match, Supplemental Discretionary Profit Sharing Award, or a Supplemental Discretionary Award that is not vested on such Participant's Disability Date shall be forfeited by the Participant should he or she fail to satisfy the vesting conditions of Sections 2.1(f), 2.2(e) or 2.3. Such forfeited amount shall revert to the Company and shall remain a general corporate asset to be used for any purpose determined by the Company.
3.9    Unforeseeable Emergency.
The Committee may, upon request of a Participant, cause to be paid to such Participant an amount equal to all or any part of the amounts credited to such Participant's Deferral Account if the Committee determines, in its absolute discretion based on such reasonable evidence that it shall require, that such a payment or payments is necessary for the purpose of alleviating the consequences of an Unforeseeable Emergency occurring with respect to the Participant. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amount necessary to satisfy the emergency plus amounts necessary to pay taxes on the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent liquidation would not itself cause severe financial hardship). The amount of emergency payment shall be subtracted first from the vested portion of such Participant’s Termination Account until depleted and then from the vested portion of such Participant’s Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Any such distribution upon an Unforeseeable Emergency shall result in a termination of Deferrals that would otherwise be credited on behalf of such Participant for the Plan Year in which the distribution on account of an Unforeseeable Emergency occurs, together with any Supplemental Match associated with such Deferrals.
3.10    Change in Time of Payments.
Notwithstanding any provision of this Article III to the contrary, the benefits payable hereunder may, to the extent expressly provided in this Section 3.10, be paid prior to or later than the date on which they would otherwise be paid to the Participant.
(a)    Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant's Deferral Accounts is required to be included in income by the Participant prior to receipt due to a failure of this Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the portion of his or her Deferral Account required to be included in income as a result of the failure of the Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, or (ii) the balance of the Participant's Deferral Account.
(b)    Distribution Necessary to Satisfy Applicable Tax Withholding. If the Company is required to withhold amounts to pay the Participant’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to amounts that are or will be paid to the Participant under the Plan before they otherwise would be paid, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the amount in the Participant's Deferral Accounts or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.
(c)    Delay for Payments in Violation of Federal Securities Laws or Other Applicable Law. In the event the Company reasonably anticipates that the payment of benefits as specified hereunder would violate Federal securities laws or other applicable law, the Committee may delay the payment under this Article III until the earliest date at which the Company reasonably anticipates that the making of such payment would not cause such violation.

(d)    Delay for Insolvency or Compelling Business Reasons. In the event the Company determines that the making of any payment of benefits on the date specified hereunder would jeopardize the ability of the Company to continue as a going concern, the Committee may delay the payment of benefits under this Article III until the first calendar year in which the Company notifies the Committee that the payment of benefits would not have such effect.
(e)    Administrative Delay in Payment. The payment of benefits hereunder shall begin at the date specified in accordance with the provisions of the foregoing paragraphs of this Article III; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant's death, the Participant's Beneficiary), it is not administratively practicable for the Committee to calculate the amount of benefits due to Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.
(f)    No Participant Election. Notwithstanding the foregoing provisions, if the period during which payment of benefits hereunder will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.

3.11    409A Change in Control.
If a 409A Change in Control occurs before all Deferral Account(s) have been fully distributed, the remaining balance of all such Deferral Account(s) (including all Specified Date Accounts) shall be distributed in the form of a single lump sum payable at the end of the fifteenth (15th) month following the month in which such 409A Change in Control is effective, unless a Participant makes a timely election during the first three (3) months following the 409A Change in Control, in compliance with Section 3.5, to delay commencement of benefits from such Participant’s Deferral Account(s) by a minimum of five (5) years and to receive the benefits in the form of a lump sum, in which case distribution shall be made in accordance with such Participant’s modified election.
ARTICLE IV
FUNDING
4.1    Unsecured Obligation of Company.
(a)    Any benefit payable pursuant to this Plan shall be paid from the general assets of the Company. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or a fiduciary relationship between any Participant

(or any other interested person) and the Company or the Committee, or require the Company to maintain or set aside any specific funds for the purpose of paying any benefit hereunder. To the extent that a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
(b)    If the Company maintains a separate fund or makes specific investments, including the purchase of insurance on the life of the a Participant, to assure its ability to pay any benefits due under this Plan, neither the Participant nor the Participant's Beneficiary shall have any legal or equitable ownership interest in, or lien on, such fund, policy, investment or any other asset of the Company. The Company, in its sole discretion, may determine the exact nature and method of informal funding (if any) of the obligations under this Plan. If the Company elects to maintain a separate fund or makes specific investments to fund its obligations under this Plan, the Company reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part. In addition, the Company may, in its sole and absolute discretion, set aside or earmark funds in an amount, determined by the Committee, equal to the total amounts necessary to provide benefits under the Plan. The Committee may, at its discretion direct the Company to establish one or more grantor trusts to provide for the ultimate payment of the Company's obligations under this Plan, but the trust instrument for any such trust must specifically provide that its assets are subject to the claims of the Company's creditors. Such grantor trust may require that the Company fully fund said trust with respect to benefits accrued through the date of a Corporate Change in Control following such a Corporate Change in Control.
4.2    Cooperation of Participant.
If the Company, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of a Participant to assist with the informal funding of its obligations under this Plan, the Participant shall assist the Company, from time to time, promptly upon the request of the Company, in obtaining such insurance policy by supplying any information necessary to obtain such policy as well as submitting to any physical examinations required therefore. The Company shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance policy purchased in connection with this Plan unless otherwise expressly agreed.
ARTICLE V
BENEFICIARIES
5.1    Beneficiary Designations.
Each Participant may, from time to time, designate one or more Beneficiaries and alternate Beneficiaries to receive the benefit that may be payable under the Plan in the event of the death of such Participant. Such designation shall be made in the manner prescribed by the Committee and shall only be effective when received by the Committee. The last such designation filed with the Committee shall control. Notwithstanding the foregoing, divorce after the filing of a designation or designations that name the spouse as beneficiary shall be deemed to revoke such designation or designations if written notice of such divorce is received by the Committee, or such other person as is designated by the Committee to receive such written notice, and such written notice is submitted in the manner prescribed by the Committee before payment has been made in accordance with the existing designation or designations on file with the Committee. If two or more persons designated as a Participant's Beneficiary are in existence with respect to a single benefit, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons, unless the Participant's designation specifically provides to the contrary.
5.2    Default Beneficiaries.
If a Participant dies without a designated Beneficiary surviving him, or if all his Beneficiaries die before receiving the payment to which they are entitled, then the Committee is hereby empowered to designate a Beneficiary or Beneficiaries on his behalf, but only from among the following with priority in the order named herein, which shall include persons legally adopted:
(a)    his spouse;
(b)    his children and children of deceased children, per stirpes (by right of representation);
(c)    his parents; and
(d)    his legal representative properly appointed by the appropriate court upon his death.
Neither the Company nor any Subsidiary shall be named as Beneficiary. For the purpose of this Plan, the production of a certified copy of the death certificate of any Participant or other person shall be sufficient evidence of death, and the Committee shall be fully protected in relying thereon. In the absence of such proof, the Committee may rely upon such other evidence of death as it deems necessary or advisable.
Payment to a deceased Participant's Beneficiary or Beneficiaries shall operate as a complete discharge of all obligations under the Plan with respect to such deceased Participant and shall be final, binding and conclusive on all persons interested hereunder.

ARTICLE VI
CLAIMS PROCEDURES
6.1    Claims for Benefits.
The Committee shall determine the rights of any Participant to any deferred compensation benefits hereunder. Any Participant who believes that he has not received the deferred compensation benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant with the first 90-day period), either allow or deny the claim in writing.

A denial of a claim by the Committee, wholly or partially, shall be written in a manner intended to be understood by the claimant and shall include:
(a)    the specific reasons for the denial;
(b)    specific reference to pertinent Plan provisions on which the denial is based;
(c)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)    an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.
6.2    Appeal Provisions.
A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under Section 502(a) of ERISA. If such an appeal is so filed within such 60-day period the Company (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant's authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.
The Company shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner intended to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons.
ARTICLE VII
MISCELLANEOUS
7.1    Withholding.
The Company shall be required to withhold from any distribution payable under the Plan an amount sufficient to satisfy all federal, state and local tax withholding requirements.
7.2    No Guarantee of Employment.

Nothing in this Plan shall be construed as guaranteeing future employment to any Participant. Without limiting the generality of the preceding sentence, except as otherwise set forth in a written agreement, a Participant continues to be an employee of the Company solely at the will of the Company subject to discharge at any time, with or without cause. The benefits provided for herein for a Participant shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of a Participant in any manner whatsoever. Nothing contained in this Plan shall affect the right of a Participant to participate in or be covered by or under any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit Plan constituting any part of the Company's compensation structure whether now or hereinafter existing.
7.3    Payment to Guardian.
If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.
7.4    Assignment.
No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.
7.5    Severability.
If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
7.6    Amendment and Termination.
The Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan; provided, however, that no modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan without the consent of such Participant. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code regardless of whether such modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan. Any amendment or termination of the Plan shall be at the direction of the Compensation Committee of the Board. Notwithstanding the foregoing, the Plan shall automatically terminate, without further action of the Company, upon Insolvency of the Company.

7.7    Effect of Termination.
If the Plan is terminated, all deferrals shall thereupon cease, but Earnings shall continue to be credited to the Deferral Accounts in accordance with Section 2.4 hereof. Notwithstanding the foregoing, to the extent provided by the Company in accordance with Section 7.6, the Plan may be liquidated following a termination under any of the following circumstances:
(a)    the termination and liquidation of the Plan within twelve (12) months of a complete dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the amounts deferred under this Plan are included in the Participants' gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
(b)    the termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a 409A Change of Control; provided that all Aggregated Plans are terminated and liquidated with respect to each Participant that experienced such change of control, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate this Plan and such other Aggregated Plans;
(c)    the termination and liquidation of the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Company's financial health; (2) the Company terminates and liquidates all Aggregated Plans; (3) no payments in liquidation of this Plan are made within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate this Plan, other than payments that would be payable under the terms of this Plan if the action to terminate and liquidate this Plan had not occurred; (4) all payments are made within twenty four (24) months of the date on which the Company irrevocably takes all action necessary to terminate and liquidate this Plan; and (5) the Company does not adopt a new Aggregated Plan at any time within three (3) years following the date on which the Company irrevocably takes all action necessary to terminate and liquidate the Plan.
7.8    Exculpation and Indemnification.
The Company shall indemnify and hold harmless the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such person's duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, willful misconduct, and/or criminal acts of such persons.

7.9    Confidentiality.
In further consideration of the benefits available to each Participant under this Plan, each Participant shall agree that, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, all terms and provisions of this Plan, and any agreement between the Company and the Participant entered into pursuant this Plan, are and shall forever remain confidential until the death of Participant; and the Participant shall not reveal the terms and conditions contained in this Plan or any such agreement at any time to any person or entity, other than his respective financial and professional advisors unless required to do so by a court of competent jurisdiction or as otherwise may be required by law.
7.10    Gender and Number.
For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.
7.11    Governing Law.
Except as otherwise preempted by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of law provisions.

7.12    Effective Date.
Executed this _______ day of _________________, 2017, to be effective August 1, 2017.
ANDEAVOR (or, if prior to August 1, 2017, TESORO CORPORATION)
By:
Rob Patterson
VP, Compensation & Benefits

ANDEAVOR
EXECUTIVE DEFERRED COMPENSATION PLAN
Exhibit 1

Notwithstanding any provision of the Plan to the contrary, each Participant who was employed by Tesoro Hawaii, LLC as of September 25, 2013, the date of the sale by the Company of all of its interest in Tesoro Hawaii, LLC, shall be immediately 100% vested in his Deferral Account as of such date.

4815-1583-0558v.11 47436-12